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                            [FOREST CITY LETTERHEAD]

                                                                     EXHIBIT 5.1


                                 March 13, 2002


Securities and Exchange Commission
450 5th Street, N.W., Judiciary Plaza
Washington, D.C.  20549

         Re: Registration Statement on Form S-3 filed by Forest City Enterprises, Inc.

Gentlemen:

         As Senior Vice President, General Counsel and Secretary for Forest City Enterprises, Inc., an Ohio corporation (the "Company"), I have acted as counsel in connection with the secondary public offering of 1,500,000 shares (the "Shares") of class A common stock, $.33 1/3 par value per share, of the Company by the selling shareholders named in the Registration Statement to which this opinion is filed as Exhibit 5.1.

         In my capacity as general counsel to the Company, I have examined such documents, records and matters of law as I have deemed necessary for purposes of this opinion, and based thereupon I am of the opinion that the Shares are duly authorized, validly issued, fully paid and nonassessable.

         I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-3 filed by the Company to effect registration of the Shares under the Securities Act of 1933, and to the reference to myself under the caption "Legal Matters" in the prospectus constituting a part of such Registration Statement.

                                    Very truly yours,

                                    /s/ William M. Warren

                                    William M. Warren
                                    Senior Vice President, General Counsel and
                                    Secretary